EXHIBIT 10.4

MEDICALCV, INC.
AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN

(As Amended on April 20, 2007)

SECTION 1

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

1.1           Award.  The term “Award” shall mean any award or benefit granted in accordance with the terms of the Plan.  Awards under the Plan may be in the form of (i) Stock Options; (ii) Restricted Stock; (iii) Performance Awards; (iv) Restricted Stock Units; and/or (v) Tax Offset Payments.  The terms and conditions of the Award shall be set forth in an “Award Agreement.”

1.2           Board.  The term “Board” shall mean the Board of Directors of the Company.

1.3           Change in Control.  The term “Change in Control” shall mean:

(a)           the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its subsidiaries as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of Stock of the Company having the right under ordinary circumstances to vote at an election of the Board, if such person or group deemed a person prior to such acquisition was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company;

(b)           the date of approval by the stockholders of the Company of an agreement providing for the merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors, or (y) where the members of the Board, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

(c)           the sale of all or substantially all of the assets of the Company.

1.4           Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

1.5           Committee.  The term “Committee” shall mean a committee described in Section 10.

1.6           Company.  The term “Company” shall mean MedicalCV, Inc. and any Related Company.

1.7           Covered Employee.  The term “Covered Employee” means a Participant who is a Covered Employee as specified in Section 8.17.

1.8           Covered Shares.  The term “Covered Shares” shall mean the number of shares of Stock that a Participant may purchase pursuant to an Option.

1.9           Director.  The term “Director” shall mean a member of the Company’s Board.

1.10         Employment.  “Employment” means service by a Participant as an employee, director or independent contractor.

1.11         Exchange Act.  The term “Exchange Act” shall mean the Securities Act of 1934, as amended.

1.12         Exercise Price.  The term “Exercise Price” shall mean the Exercise Price of each Option granted under Section 4 established by the Committee and determined by any reasonable method established by the Committee at the time the Option is granted.  Options granted pursuant to Section 4 of the Plan shall not have an Exercise Price of less than 100% of the Fair Market Value of the Company’s Stock on the date the Option is granted.

1.13         Fair Market Value.  The term “Fair Market Value” of a share of Stock on a given date shall mean the closing price of the share of Stock as reported on the Nasdaq Stock Market on such date, if the share of Stock is then quoted on the Nasdaq Stock Market or, if the market is closed on that date, the closing price of the share of Stock on the previous trading day.  If the Stock is not listed on the Nasdaq Stock Market, Fair Market Value shall be determined in good faith by the Board or Committee.

1.14         Incentive Stock Option.  The term “Incentive Stock Option” or “ISO” shall mean an Option that is intended to satisfy the requirements of Section 422(b) of the Code.

1.15         Non-Employee Director.  The term “Non-Employee Director” shall mean a “non-employee director” as defined in Rule 16b-3(b)(3)(i) of the Exchange Act.

1.16         Non-Qualified Stock Option.  The term “Non-Qualified Stock Option” or “NSO” shall mean an Option that is not intended to satisfy the requirements applicable to an “incentive stock Option” described in Section 422(b) of the Code.  NSO grants may be awarded to any Participant.

1.17         Option.  The term “Option” or “Stock Option” shall mean an ISO or NSO granted pursuant to the Plan.  The grant of an Option entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.

1.18         Participant.  The term “Participant” shall mean (a) any common law employee, prospective employee, or officer of the Company, (b) employee and non-employee members of the Company’s Board, (c) consultants and advisors to the Company, and (d) employees of any Related Company or business partner of the Company.  All Participants must be natural persons who provide bona fide services to the Company or a Related Company.  In addition, the services provided to the Company or Related Company must not be in connection with an offer or sale of securities in a capital raising transaction and must not directly or indirectly promote or maintain a market for the Company’s Stock.  An Award may be granted to a Participant prior to the date the Participant performs services for the Company or Related Company, provided that such Award shall not become vested prior to the date the Participant first performs such services.

1.19         Performance Award.  The term “Performance Award” shall mean an award based upon the achievement of performance goals, as contemplated by Section 5.

1.20         Plan.  The term “Plan” shall mean this Amended and Restated 2001 Equity Incentive Plan.

1.21         Related Company.  The term “Related Company” shall mean any corporation other than the Company and any partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest.  A Related Company includes a subsidiary of the Company and an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

1.22         Restricted Stock.  The term “Restricted Stock” means a share of Common Stock granted to a Participant under Section 6 of the Plan.  Restricted Stock Awards entitle the Participant to receive shares of common stock which have certain restrictions that lapse upon satisfaction of conditions imposed by the Committee at the time of Award.

1.23         Stock.  The term “stock” shall mean shares of common stock, $0.01 par value, of the Company.

1.24         Stock Option Agreement.  The term “Stock Option Agreement” or “Agreement” shall mean any written agreement evidencing the terms and conditions of an ISO or NSO granted under the Plan.  The Agreement shall be subject to the terms and conditions of the Plan.

SECTION 2

PURPOSE

The MedicalCV, Inc. 2001 Equity Incentive Plan has been established by MedicalCV, Inc. to (i) attract and retain individuals eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and any Related Company, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

SECTION 3

PARTICIPATION

Subject to the terms and conditions of the Plan, the Committee may determine and designate, from time to time, Participants who will be granted one or more Awards under the Plan.  In its sole discretion and without shareholder approval, the Committee may grant to a Participant any Award or Awards permitted under the provisions of the Plan.  Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company or Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).  Only employees are eligible to be granted Incentive Stock Options.

SECTION 4

STOCK OPTIONS

4.1           General.  The grant of an Option entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.  Any Option awarded to Participants under this Section 4 may be either NSOs or ISOs, as determined in the discretion of the Committee.  To the extent that any Stock Option does not qualify as an ISO, it shall constitute an NSO.

4.2           Option Awards.  Subject to the following provisions, Options awarded under the Plan shall be in such form and shall have such terms as the Committee may determine and specify in a Stock Option Agreement entered into between the Participant and the Company.

(a)           Exercise of an Option.  An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.  In no event shall any fraction of a share of Stock be issued upon the exercise of an Option.  An Option must be exercised for at least 100 shares of Stock, or such lesser number of shares of Stock if the remaining portion of an Option is for fewer than 100 shares of Stock.

(b)           Exercise Price.  The Exercise Price of an Option granted under this Section 4 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of the Company’s Stock on the date of grant.

(c)           Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 4 shall be subject to the following:

(1)        Subject to the following provisions of this Subsection 4.2(c), the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise or such other time as approved by the Committee.

(2)        Payment of the Exercise Price shall be made in such manner as the Committee may provide in the Award, which may include cash (including cash equivalents), tendering of shares of Stock acceptable to the Committee and either already owned by the Participant or subject to Awards hereunder, and any other manner permitted by law and approved by the Committee, or any combination of the foregoing.  If the Company determines that a Stock Option may be exercised using shares of Restricted Stock, then unless the Committee provides otherwise, the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock shall be restricted in accordance with the original terms of the Restricted Stock Award.  In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(d)           Settlement of Option.  Shares of Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee, in its discretion, may establish in addition to such conditions, restrictions, and contingencies set forth in the Agreement.

(e)           Vesting.  Participants shall vest in all Options in accordance with the terms and conditions of the Agreement entered into by and between the Participant and the Company.  The total number of shares of Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.

(f)            Option Term.  The term of each Option shall be fixed by the Committee.  In the event that the Plan is terminated pursuant to terms and conditions of Section 11, the Plan shall remain in effect as long as any Awards under it are outstanding.

(g)           Termination of Employment.  Following the termination of Participant’s employment with the Company or a Related Company, the Option shall be exercisable to the extent determined by the Committee and specified in the Award Agreement.  The Committee may provide different post-termination exercise provisions with respect to termination of employment for different reasons.

(h)           Incentive Stock Options.  ISO grants may only be awarded to employees of the Company, a “parent corporation,” or a “subsidiary corporation” as those terms are defined in Sections 424(e) and 424(f) of the Code.  In order for an employee to be eligible to receive an ISO grant, the employee must be employed by the Company, parent corporation, or subsidiary corporation during the period beginning on the date the Option is granted and ending on the day three months prior to the date such Option is exercised.  Notwithstanding the provisions of Section 4.2, no ISO shall (i) have an Exercise Price which is less than 100% of the Fair Market Value of the Stock on the date of the ISO Award, (ii) be exercisable more than ten (10) years after the ISO is awarded, or (iii) be awarded more than ten (10) years after the Effective Date of this Plan.  No ISO awarded to an employee who owns more than 10% of the total combined voting power of all classes of Stock of the Company, its “parent corporation” or any “subsidiary corporation” shall (i) have an Exercise Price of less than 110% of the Fair Market Value of the Stock on the date of the ISO Award or (ii) be exercisable more than five (5) years after the date of the ISO Award.  Notwithstanding Section 8.7, no ISO shall be transferable other than by will and the laws of descent and distribution.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of shares of Stock with respect to ISOs are exercisable for the first time by the employee during any calendar year, in combination with shares first exercisable under all other plans of the Company and any Related Company, exceeds $100,000, such Options shall be treated as NSOs.

(i)            Early Exercise.  The Option may, but need not, include a provision whereby the Participant may elect at any time prior to his or her termination of employment with the Company to exercise the Option as to any part or all of the shares of Stock subject to the Option prior to the full vesting of the Option.  Any unvested shares of Stock so purchased may be subject to a repurchase Option in favor of the Company or to any other restrictions the Committee determines to be appropriate.

SECTION 5

PERFORMANCE AWARDS AND PERFORMANCE SHARES

5.1           Performance Awards.  The Committee shall have the right to designate Awards of Options and Performance Shares as “Performance Awards.”  The grant or vesting of a Performance Award shall be subject to the achievement of performance goals established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis or to a business unit, as specified by the Committee in an Award Agreement, and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies:  sales, operating profits, operating profits before interest expenses and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, and market value added.  The terms and conditions of a Performance Award shall be set forth in an Award Agreement entered into between the Company and the Participant.

5.2           Grant of Performance Shares.  After selecting Participants who will receive Awards of Performance of Shares for a given performance period, the Committee shall inform each such Participant of the Award to be granted to the Participant at the completion of the performance period, and the applicable terms and condition of the Award.  The Committee shall cause to be issued to each Participant a grant letter specifying the number of Performance Shares under his Award and the number of Performance Shares which may be awarded subject to the terms and conditions of such grant letter and Plan.

(a)           The Committee shall establish the performance goals for each performance period.  The Committee shall also establish a schedule for such performance period setting forth the percentage of the Performance Share Award which will be earned, based on the extent to which the performance goals for such performance period are actually achieved, the date on which Performance Shares awarded hereunder shall vest, or the date on which such Performance Shares shall be forfeited (in whole or in part) by the Participant for failure to meet the performance goals, as specified by the Committee.

(b)           As promptly as practical after each performance period, the Committee shall determine whether, or the extent to which, the performance goals have been achieved.  Based on such determination, the Participant shall be deemed to have earned the Performance Shares awarded to him, or a percentage thereof as provided in any schedule established by the Committee.  In addition, the Committee may, from time to time during a performance period and consistent with the terms and conditions of applicable Awards and performance goals, determine that all or a portion of the Performance Shares awarded to one or more Participants have been earned.  As soon as administratively feasible following the satisfaction of the performance goals, the Committee shall certify that the performance goals have been met.

(c)           If during the course of a performance period, there should occur, in the opinion of the Committee, significant changes in economic conditions or in the nature of the operations of the Company, or any other pertinent changes which the Committee did not foresee or accurately predict the extent of in establishing the performance goals for such performance period and which, in the Committee’s sole judgment, have, or are expected to have, a substantial effect on the performance of the Company during the performance period, the Committee may make such adjustment to the performance goals or measurements of such performance goals as the Committee, in its sole judgment, may deem appropriate, but only as permitted under Code Section 162(m) and regulations thereunder.

5.3           Termination of Employment.  In the event of a Participant’s Termination of Employment prior to satisfaction of conditions related to outstanding Performance Share Awards for reasons other than discharge or resignation, the Participant or the Participant’s estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive from Performance Shares held by the Company a pro rata number of shares with respect to that Performance Share Award, or such other portion of the Award, if any, as the Committee shall determine.  In the event of termination of employment due to resignation or discharge, the Award will be cancelled, and the Participant shall not be entitled to any further consideration with respect to the forfeited Performance Shares, subject to the discretion of the Committee to release restrictions on all or any part of an Award.

SECTION 6

RESTRICTED STOCK

Subject to the following provisions, the Committee may grant Awards of Restricted Stock to a Participant in such form and on such terms and conditions as the Committee may determine and specify in a Restricted Stock Award Agreement entered into between the Company and the Participant:

(a)        The Restricted Stock Award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the Participant and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest.  The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance objectives or upon such other criteria as the Committee may determine.

(b)        Stock certificates representing the Restricted Stock awarded to a Participant shall be registered in the Participant’s name, but the Committee may direct that such certificates be held by the Company or its designee on behalf of the Participant.  Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by a Participant until such share has vested in accordance with the terms of the Restricted Stock Award.  At the time the Restricted Stock vests, a certificate for such vested shares shall be delivered to the Participant (or his or her designated beneficiary in the event of death), free from the restrictions imposed thereon except that any restrictions under federal or state securities laws shall continue to apply.

(c)        The Committee may provide that the Participant shall have the right to vote or receive dividends on Restricted Stock.  Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(d)        Except as may be provided by the Committee, in the event of a Participant’s termination of employment or relationship with the Company prior to all of his or her Restricted Stock becoming vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions as set forth in the Restricted Stock Award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the Participant be returned to the Participant or (ii) a cash payment equal to the Restricted Stock’s Fair Market Value on the date of forfeiture, if lower, be paid to the Participant.

(e)        The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the Participant’s Restricted Stock.

SECTION 7

TAX OFFSET PAYMENTS

The Committee may provide for a Tax Offset Payment to be made by the Company to a Participant with respect to one or more Awards granted under the Plan.  The Tax Offset Payment shall be in an amount specified by the Committee, which shall not exceed the amount necessary to pay the federal, state, local and other taxes payable with respect to the applicable Award, assuming that the Participant is taxed at the maximum tax rate applicable to such income.  The Tax Offset Payment shall be paid solely in cash.  No Participant shall be granted a Tax Offset Payment in any fiscal year with respect to more than the number of shares of Stock covered by Awards granted to such Participant in such fiscal year.  The terms and conditions of a Tax Offset Payment Award shall be set forth in an Award Agreement entered into between the Company and the Participant.

SECTION 8

OPERATION AND ADMINISTRATION

8.1           General.  The operation and administration of this Plan, including any Awards granted under this Plan, shall be subject to the provisions of Section 8.

8.2           Effective Date.  The Plan, as initially adopted, became effective as of June 28, 2001 (the “Effective Date”) and the Plan, as amended and restated, shall be effective subject to approval by the shareholders of the Company; provided, however, that to the extent that Awards are granted under the Plan prior to its approval by the shareholders of the Company, the Awards shall be subject to the approval of the Plan by the shareholders of the Company.  The term of the Plan shall be limited in duration to ten (10) years from the earlier of (a) the Effective Date or (b) the date the Plan is approved by the Company’s shareholders.

8.3           Shares Subject to Plan.  The shares of Stock for which Awards may be granted under this Plan shall be subject to the following:

(a)        Subject to adjustment pursuant to the provisions of Section 8.3(c), the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 600,000 shares.  The shares of Stock may be authorized, but unissued, or reacquired Stock.

(b)        To the extent an Award terminates without having been exercised, or shares awarded are forfeited, such shares shall again be available issue under the Plan.  Shares of Stock surrendered in payment of the Exercise Price and shares of Stock which are withheld in order to satisfy federal, state or local tax liability, shall not count against the maximum aggregate number of shares authorized to be issued pursuant to this Plan, and shall again be available for issuance pursuant to the terms of the Plan.

(c)        In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 8.3(d), (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the Exercise Price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option or other Award.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulations 1.162-27(e)(4)(vi), under the performance goals relating to Options granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)        Subject to adjustment as provided under Section 8.3(c), (i) the maximum number of shares of Common Stock with respect to which stock Options may be granted during a calendar year to any Participant under the Plan shall be 100,000 shares, and (ii) with respect to Performance Shares and Restricted Stock intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the maximum number of shares of common stock subject to such Awards granted during a calendar year to any Participant under the Plan shall be the equivalent of 10,000 shares.

8.4           Securities Laws Restrictions.  Issuance of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)        If at any time the Committee determines that the issuance of Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, the right to exercise any Stock Option or receive any Restricted Stock shall be suspended until the Committee determines that such issuance is lawful.  The Company shall have no obligation to effect any registration of qualification of the Stock under federal or state laws.

(b)        Any person exercising a Stock Option or receiving Restricted Stock shall make such representations (including representations to the effect that such person will not dispose of the Stock so acquired in violation of federal and state securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Stock in compliance with applicable federal and state securities laws.  The Committee may refuse to permit the exercise of a Stock Option or issuance of Restricted Stock until such representations and information have been provided.

(c)        The Company may place an appropriate legend evidencing any transfer restrictions on all shares of Stock issued under the Plan and may issue stop transfer instructions in respect thereof.

(d)        To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

8.5           Tax Matters.

(a)        Withholding.  The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations.  The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(b)        Required Consent to and Notification of Code Section 83(b) Election.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election.  In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(c)        Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

8.6           Payments.  Awards may be settled in any of the methods described in Section 4.2(c).  Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine.  The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.  Each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Related Company by the Participant.  Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

8.7           Transferability.  Except as otherwise provided by the Committee, Awards under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent and distribution.  If the Committee makes an Award transferable, the Award Agreement shall set forth such additional terms and conditions regarding transferability as the Committee deems appropriate.

8.8           Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

8.9           Agreement With Company.  Any Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe.  The terms and conditions of any Award shall be reflected in an Award Agreement.  A copy of the Award Agreement shall be provided to the Participant, and the Committee may, but need not require, the Participant to sign the Award Agreement.

8.10         Limitation of Implied Rights.

(a)        Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Related Company shall be sufficient to pay any benefits to any Participant.

(b)        This Plan does not constitute a contract of employment, and selection as a Participant will not give the Participant the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any future grants or to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon a Participant any rights of a shareholder of the Company prior to the date on which the Participant fulfills all conditions for receipt of such rights.

8.11         Termination for Cause.  If the employment of a Participant is terminated by the Company or a Related Company for “cause,” then the Committee shall have the right to cancel any Awards granted to the Participant under the Plan.  “Cause” shall be an event constituting cause under any written employment agreement between the Participant and the Company, or in absence of such an agreement, the term “cause” shall mean (1) the Participant’s violation of any provision of any non-competition agreement or confidentiality agreement with the Company; (2) an illegal or negligent action by the Participant that materially and adversely affects the Company; (3) the Participant’s failure or refusal to perform his/her duties (except when prevented by reason of illness or disability); or (4) conviction of the Participant of a felony involving moral turpitude.

8.12         Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.13         Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlement.  Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees.  If any of the events specified in this Section 8.13 occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(a)        The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled, will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(b)        The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.  For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the Exercise Price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or Award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(c)        The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company.  In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

8.14         Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

8.15         Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting.

8.16         The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value so such an Award to a Participant who is resident or primarily employed in the United States.  An Award may be modified under this Section 8.16 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

8.17         It is the intent of the Company that Options Performance Shares granted to Covered Employees and other Awards designated as Performance Awards to Covered Employees subject to Section 5 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award.  Accordingly, the terms of Section 5, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year.  If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

8.18         No Repricing Without Shareholder Approval.  Except as provided in Section 8.3(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, Awards of Options shall not be amended to lower their Exercise Prices, and such Awards may not be exchanged for other Options with lower Exercise Prices.

SECTION 9

CHANGE IN CONTROL

9.1           Impact of Event.  Unless the Board or Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change in Control, this Section 9.1 shall govern the treatment of any Option or Restricted Stock, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage or time.  In the case of an Award subject to this Section 9.1 that the acquiring or surviving company in the Change in Control assumes upon and maintains following the Change in Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change in Control), if there occurs an involuntary termination without cause of the Participant holding such Award (excluding voluntary resignation, death, disability or retirement) within three months prior to or eighteen months following the Change in Control such Award shall be treated as provided in clause (a) or (b) of this Section 9.1, as applicable.  In the case of an Award subject to this Section 9.1 that the acquiring or surviving company in the Change in Control does not assume upon the Change in Control, immediately prior to the Change in Control such Award shall be treated as provided in clause (a) or (b) of this Section 9.1 as applicable.  The treatment provided for under this Section 9.1 is as follows:

(a)        in the case of an Option, the Participant shall have the ability to exercise such Option, including any portion of the Option not previously exercisable, until the earlier of the expiration of the Option under its original term following such date of termination of employment; and

(b)        in the case of Restricted Stock, the Award shall become fully vested and shall be settled in full.  The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an

Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change in Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.

9.2           Effect of Change in Control Upon Performance-based Awards.  Unless the Committee specifies otherwise in the terms of an Award prior to a Change in Control, this Section 9.2 shall control the treatment of any Restricted Stock if at the time of the Change in Control the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria.  In the case of an Award subject to this Section 9.2 in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change in Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change in Control, as determined by the Committee prior to the Change in Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change in Control.  In the case of an Award subject to this Section 9.2 in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change in Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change in Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change in Control.  The Committee may determine either in advance or at the time of the Change in Control the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change in Control.

Notwithstanding the foregoing, in no event shall the treatment specified in Sections 9.1 and 9.2 apply with respect to an Award prior to the earliest to occur of (A) the date such amounts would have been distributed in the absence of the Change in Control, (B) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees”), (C) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (D) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 9.2(A), (B), (C) or (D) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

SECTION 10

COMMITTEE

10.1         Administration.  The Plan shall be administered by the Compensation Committee of the Board or such other committee of Directors as the Board shall designate, which shall consist of not less than two Non-Employee Directors.  The members of the Committee shall be Non-Employee Directors and shall serve at the pleasure of the Board.  To the extent that the Board determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.  To the extent that the Board determines it to be desirable to qualify Awards as exempt under Rule 16b-3, the Award transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.  All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.  The Board may administer the Plan or exercise any or all of the administration duties of the Committee at any time when a Committee meeting the requirements of this Section has not been appointed, and the Board may exempt Awards pursuant to Rule 16b-3(d)(1) of the Exchange Act.

10.2         Powers of Committee.  The Committee shall have the following authority with respect to Awards under the Plan:  to grant Awards; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan; and to otherwise supervise the administration of the Plan.  In particular, and without limiting its authority and powers, the Committee shall have the authority:

(a)        to determine whether and to what extent any Award or combination of Awards will be granted hereunder;

(b)        to select the Participants to whom Awards will be granted;

(c)        to determine the number of shares of Stock to be covered by each Award granted hereunder subject to the limitations contained herein;

(d)        to determine the terms and conditions of any Award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives and such other factors as the Committee may establish, and to determine whether the performance objectives and other terms and conditions of the Award are satisfied;

(e)        to determine the treatment of Awards upon the Participant’s retirement, disability, death, termination for cause or other termination of employment or service;

(f)         to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an Award (i) will be paid to the Participant currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the Participant or that the Participant has no rights with respect to such dividends;

(g)        to amend the terms of any Award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the Participant without his or her written consent; and

(h)        to substitute new Stock Options for previously granted Stock Options, or for Options granted under other plans or agreements, in each case including previously granted Options having higher Option prices.

Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among Participants who receive Awards under the Plan, whether or not such Participants are similarly situated.  The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding any provisions in an Award Agreement stating the time at which the Award may first be exercised or the time during which the Award will vest.

10.3         Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.

10.4         Information to be Furnished to Committee.  The Company and any Related Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company and any Related Company as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

10.5         Non-Liability of Board and Committee.  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

SECTION 11

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments made pursuant to Subsection 8.3(c) shall not be subject to the foregoing limitations of this Section 11.  An amendment shall be subject to approval by the Company’s shareholders only to the extent required by applicable laws, regulations or rules of a stock exchange or similar entity.

SECTION 12

GENERAL PROVISIONS

12.1         Award Agreements.  No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement has been duly executed on behalf of the Company and the Participant.

12.2         No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Related Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

12.3         Headings.  The headings of the sections and subsections of this Plan are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.

12.4         Beneficiaries.  A Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan may be paid or transferred in case of death.  Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.  In the absence of any such designation, benefits outstanding at the Participant’s death shall be paid or transferred to his or her estate.  There shall be no third party beneficiaries of or to this Plan.  Any beneficiary of the Participant shall have only a claim to such benefits as may be determined to be payable hereunder, if any, and shall not, under any circumstances other than the right to claim such benefits, be deemed a third party beneficiary of or to this Plan.

12.5         Repurchase Option.  The terms of any repurchase Option shall be specified in the Award Agreement.

12.6         Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota, except to the extent preempted by federal law, without regard to the principles of comity or the conflicts of law provisions of any jurisdiction.

12.7         Severability; Entire Agreement.  If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

12.8         Plan Effective Date and Termination.  The Plan, as amended and restated, shall become effective if, and at such time as, the stockholders of the Company have approved it in accordance with applicable law and stock exchange requirements.  Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on June 28, 2011, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.